UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 4, 2015, Meritor, Inc. (“Meritor”) appointed Paul Bialy as Vice President, Controller and principal accounting officer of Meritor effective December 1, 2015. Mr. Bialy has served as Senior Director, Controller since 2013 and will continue to have responsibility for external reporting, corporate accounting and global tax.

Mr. Bialy, 42, joined Meritor in 2008 as Finance Director, Pricing and Product Finance. In 2009, he moved to the Corporate Tax department where he held the position of Senior Director, Global Tax from 2011 to 2013. Before joining Meritor, he served as Senior Manager, Financial Planning and Analysis for General Motors Acceptance Corp.’s (GMAC) North America Automotive Operations and Manager of Corporate Accounting and Reporting from 2005 until 2008. From 2001 until 2005, he served as Finance Director, Marketing and Advertising Strategy for Kmart Corporation and Corporate Accounting Manager. Prior to Kmart Corporation, he was in the Audit and Assurance practice of Ernst & Young, LLP for six years, achieving the level of audit manager. Mr. Bialy is a Certified Public Accountant in the State of Michigan.

Mr. Bialy will continue to report to Kevin Nowlan, Senior Vice President and Chief Financial Officer, the principal financial officer of Meritor. Mr. Nowlan will continue serving as the principal accounting officer until December 1, 2015.

There are no family relationships, as defined in Item 401 of Regulation S-K of the rules and regulations under the Securities Exchange Act of 1934 (“Regulation S-K”) between Mr. Bialy and any director, executive officer or person nominated to become a director or executive officer of Meritor. No officer of Meritor was selected pursuant to any arrangement or understanding between him or her and any person other than Meritor.  In addition, Mr. Bialy does not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

The Company’s press release announcing Mr. Bialy’s appointment is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99 – Press Release of Meritor, Inc., dated November 10, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: November 10, 2015	By: /s/ Sandra J. Quick
Name: Sandra J. Quick
Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release of Meritor, Inc., dated November 10, 2015